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                  THIS SETTLEMENT is made the 8th day of March, One Thousand
Nine Hundred and Sixty-Nine BETWEEN MARION NAGGAR of 34 Bryanston Square W1 in Greater London the wife of Guy Naggar (hereinafter called "the Settlor") of the one part and LESLIE MORTIMER NATHANSON of 211 Piccadilly London W.1. Solicitor and RICHARD ALLEN WILLIAM CAINE of 24 Ludgate Hill London E.C.4. Chartered Accountant (hereinafter called "the Trustees" which expression where the context permits includes the Trustee or Trustees for the time being of these presents) of the other part

                  WHEREAS:

                  (a) At the date hereof the Settlor has one child and no more namely Albert Naggar who was born on the Fifteenth day of July One thousand nine hundred and sixty seven

                  (b) The Settlor wishes to provide for her said child and for future children hereafter to be born to her and to create such trusts as hereinafter appear

                  (c) The Settlor is about to transfer into the joint names or control of the Trustees the investments specified in the Schedule hereto and it is apprehended that the Settlor may hereafter pay or transfer or cause to be paid or transferred money or further investments to be held on the trusts hereof

                  NOW in consideration of the premises THIS DEED WITNESSETH as follows:


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                  1.       IN this Settlement the following terms shall where
the context so admits have the following meanings:

                  a.       "the Trust Fund" means

                           (i) the investments specified in the Schedule hereto

                           (ii)     all money and investments paid or
                                    transferred to and accepted by the
                                    Trustees as additions to the Trust Fund and

                           (iii) the investments and property from time to time representing such investments and additions or any part or parts thereof

                  b. "the Trust Period" means the period of eighty years from the date of this Deed

                   c.      "the Beneficiaries" means the said Albert Naggar and

all the children of the Settlor hereafter born to her before the expiration of Twenty one years from the date of this Deed.

                  2. THE Trustees shall stand possessed of the Trust Fund UPON TRUST that the Trustees shall either permit the same to remain as invested or shall at their discretion sell, call in or convert into money the whole or any part thereof and shall at the like discretion invest the money arising thereby in the names or under the control of the Trustees in any of the investments hereinafter authorized with power from time to time at the like


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discretion to change such investments for others of a like
nature.

                  3.       (i)   THE Trustees shall stand possessed of one equal
half part or moiety of the Trust Fund UPON TRUST for such of the Beneficiaries as shall attain the age of Twenty five years and if more than one in equal shares absolutely.

                           (ii)  The Trustees shall stand possessed of the
remaining one equal half part or moiety of the Trust Fund UPON TRUST for such of the Beneficiaries as shall attain the age of Thirty five years and if more than one in equal shares absolutely.

                           (iii) If any of the Beneficiaries shall die under
the age of Thirty five years leaving a child or children him or her surviving the Trustees shall stand possessed of the share in the Trust Fund and accumulations of income which such Beneficiary would have taken had he or she attained the age of Twenty five or Thirty five years (as the case may be) UPON TRUST for any such child or children who shall be living at the expiration of the Perpetuity Period or attain the age of Twenty five years within the Perpetuity Period and if more than one in equal shares absolutely.

                  4. THE trusts aforesaid shall carry the intermediate income and the provisions of Section 31 of the Trustee Act 1925


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shall apply to this Settlement accordingly subject nevertheless to the following variations:

                  (i) the words "may in all the circumstances be reasonable" shall be omitted from paragraph (i) of sub-section (1) thereof and there shall be substituted the words "the Trustees shall in their absolute discretion think fit" and (ii) the proviso at the end of sub-section (1) thereof shall be omitted.


                  5. NOTWITHSTANDING the trusts contained in Clause 3 hereof the Trustees may at any time or times during the lifetime of any of the Beneficiaries before he or she shall attain the age of Twenty five years or Thirty five years declare such trusts revocable or irrevocable in respect of the whole or any part or parts of the expectant or presumptive share of any Beneficiary in the Trust Fund that shall not then have been paid to or applied for the benefit of such Beneficiary under the trusts and provisions hereinbefore contained in favour of such Beneficiary and any spouse widower or widow child or children or remoter issue of such Beneficiary and subject to such conditions limitation provision for maintenance education support advancement and benefit protective and other discretionary trusts exercisable at the discretion of the Trustees or any other person or persons as the Trustees shall in their absolute discretion think fit but so nevertheless that all interests in the Trust


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Fund shall become vested absolutely before the expiration of the Perpetuity
Period.

                  6. ANY income or capital of the Trust Fund which but for the provisions of this present Clause would be undisposed of by this Deed shall be held in trust for such charitable purposes as the Trustees may in their absolute discretion determine.

                  7. MONEY to be invested under the trusts hereof may be applied or invested in the purchase of or at interest upon the security of such shares, stocks funds, securities, land buildings, chattels or other investments or property of whatsoever nature and wheresoever situate and whether involving liabilities or producing income or net or upon such personal credit (other than that of the Settlor or any husband) as the Trustees shall in their absolute discretion think fit to the intent that the Trustees shall have the same powers in all respects as if they were absolute owners beneficially entitled.

                  8.       THE Trustees shall have the following powers:

                           (1) Power to apply any money for the time being forming part of the Trust Fund in improving or developing any land which or the proceeds of sale of which may for the time being be subject to the trusts hereof or erecting


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                                    enlarging improving or rebuilding any
                                    buildings upon such land

                           (2)      Power to permit any Beneficiary to reside in

                                    any dwellinghouse occupy any land or have the custody and use of any chattels which or the proceeds of sale of which may for the time being be subject to the trusts hereof upon such conditions as to payment of rent rates taxes and other expenses and outgoings and as to insurance repair and decoration and for such period and generally upon such terms as the Trustees in their discretion shall think fit

                           (3) Power to sell lease demise let mortgage charge licensee and generally manage and deal with any land of any tenure which or the proceeds of sale of which may at any time form part of the Trust Fund as if the Trustees were beneficial owners absolutely entitled

                           (4) Power to appropriate any investment or property from time to time forming part of the Trust Fund in its actual state of investment in or towards the satisfaction of the beneficial interest of any person in the Trust Fund upon making such valuations as the Trustees may think fit and without the


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                                    necessity of obtaining the consent of any
                                    person

                           (5) Power to borrow money on such terms and as to interest repayment and otherwise as they may think fit and whether upon the security of the whole or any part or parts of the Trust Fund or upon personal security only and to use such money borrowed in purchasing or subscribing for investment or property to be held as part of the Trust Fund or otherwise for any purpose for which capital moneys forming part of the Trust Fund may be used

                           (6)      Power (but without being under any
                                    obligation) to effect any policy of
                                    insurance upon the life of the Settlor (and in particular a policy whereby a sum of money becomes payable in the event of the Settlor dying within Seven years of the date hereof) and to apply any part or parts of the capital or income of the Trust Fund or any accumulations of income of the Trust Fund in or towards the payment of any premium for the effecting or the maintaining of any such policy and power to borrow from any person including any one or more of themselves the moneys required for any such premium upon such terms as to repayment interest and


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                                    otherwise as the Trustees in their absolute
                                    discretion think fit and to charge any part of the capital or income (including any future income of the Trust Fund with the repayment of any moneys so borrowed)

                  9. EVERY discretion or power hereby conferred on the Trustees shall be an absolute and uncontrolled discretion or power and no Trustee shall be held liable for any loss or damage accruing as a result of his concurring or refusing or failing to concur in any exercise of any such discretion or power.

                  10. IN the professed execution of the trusts and powers hereof no Trustee being an individual shall be liable for any loss to the Trust Fund arising by reason of any improper investment made in good faith or for the negligence or fraud of any agent employed by him or by any other Trustee hereof although the employment of such agent was not strictly necessary or expedient or by reason or any mistake or omission made in good faith by any Trustee hereof or by reason of any other matter or thing except wilful and individual fraud or wrongdoing on the part of the Trustee who is sought to be made so liable.

                  11. THE cost of the preparation and completion of this Deed and of the transfer of the investments to the Trustees and the Stamp Duty thereon and any expenses incidental thereto shall be paid out of the income of the Trust Fund.


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                  12. ANY Trustee being a Solicitor or other person engaged in any profession or business shall be entitled to be paid all usual professional or proper charges for business transacted time expended and acts done by him or any partner of his in connection with the trusts hereof including acts which a trustee not being in any profession or business could have done personally

                  13. (i)  THE power of appointing new and additional
Trustees shall be vested in the Settlor during her life and after her death in her widower during his life PROVIDED THAT neither the Settlor nor any husband of the Settlor shall be or become a Trustee hereof.

                      (ii) Notwithstanding anything hereinbefore expressed or implied a person including a body corporate not resident in the United Kingdom shall be eligible to be appointed a trustee hereof notwithstanding that no other trustee or only a minority of the Trustees may be resident in the United Kingdom.

                  14. THE Trustees shall during the Perpetuity Period have power by deed but during the lifetime of the Settlor not without her consent in writing to declare that this Settlement shall from the date of such deed or any later date specified therein be administered in some country other than the United Kingdom.


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                  15. NOTWITHSTANDING anything hereinbefore contained or implied neither the Settlor nor any husband of the Settlor shall at any time hereafter either directly or indirectly take or receive any benefit whatsoever hereunder in any circumstances whatsoever and no power or discretion hereunder shall be exercised so as to confer any such benefit on the Settlor or any husband of the Settlor.

                  IN WITNESS whereof the parties hereto have hereunto set their hand and seals the day and year first above written

                  THE SCHEDULE above referred to 166,000 Ordinary Shares of $1 each in Central Holdings Limited.


SIGNED SEALED AND DELIVERED        )
by the above-named                 )
         in the presence of        )



SIGNED SEALED AND DELIVERED        )
by the above-named                 )
         in the presence of        )



SIGNED SEALED AND DELIVERED        )
by the above-named                 )
         in the presence of        )